Exhibit 10.19

Intellectual Property Agreement

This agreement (the “Agreement”) dated June 22, 2021 (the “Effective Date”) is hereby made by and between Mir A. Imran (“Mir”), an individual residing at 12894 Brendel Dr., Los Altos, CA 94022, in his personal capacity, and Rani Therapeutics, LLC (“Rani”), a California company having an address at 2051 Ringwood Ave., San Jose, CA 95131. Mir and Rani may be referred to herein individually as a “Party” or collectively as the “Parties”.

WHEREAS, Mir is a significant equity holder of Rani and has a vested interest in Rani’s performance and success; and

WHEREAS, Mir possess certain technical knowledge and skills relevant to Rani’s products and business which he desires to provide to Rani, and which Rani desires to accept, in order to improve Rani’s performance.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows.

1	DEFINITIONS

As used herein,

1.1	“Field of Use” means oral delivery of sensors, small molecule drugs or biologic drugs including, any peptide, antibody, protein, cell therapy, gene therapy or vaccine.

1.2

“MIR IPA” means any IPA conceived or created, in whole or in part, by Mir from the Effective Date, during the term of this Agreement (a) where Mir uses any people, equipment or facilities of Rani or (b) that is within the Field of Use.

1.3

“Intellectual Property Asset” (“IPA”) means any invention, work of authorship, designation, design, formulation, formula, materials, data, Patent Asset, copyright, software, firmware, algorithm, mask work, original document or compilation,

1.4

“Patent Asset” means a patent application filed in any jurisdiction, together with any patent application claiming priority thereto (including but not limited to continuation, divisional, substitution, or national phase and validation applications claiming priority thereto; provided that, in the case of a continuation-in-part patent application, only with respect to a patent issued thereon and only to the extent that the claims in that issued patent are supported in the application(s) to which priority is claimed), and patents issuing on said patent application or patent applications claiming priority thereto (where issued patents include without limitation registrations, reissues, reexaminations and extensions).

2	INTELLECTUAL PROPERTY

2.1

MIR IPA will be owned by Rani. Mir hereby assigns to Rani all of Mir’s right, title and interest in and to the MIR IPA. Mir will promptly disclose all MIR IPA to Rani and will assist Rani, at Rani’s request and expense, to evidence such assignment to Rani, which assistance will include, without limitation, signing, verifying and delivering any documents and performing any other acts, for Rani to obtain and enforce intellectual property rights relating to the MIR IPA.

2.2	Rani will, unless otherwise agreed, have the sole right, to file for, prosecute, maintain, and enforce MIR IPA at Rani’s expense.

3	CONFIDENTIALITY

3.1

Except as otherwise provided herein, each Party will maintain in confidence, and will not use for any purpose or disclose to any third party information disclosed by the other Party in writing and marked “confidential” or that is disclosed orally and confirmed in writing as confidential within 45 days following such disclosure, or that by its nature would reasonably be considered to be confidential or proprietary (collectively, “Confidential Information”). Confidential Information will not include any information that: (i) is already known to the receiving Party at the time of disclosure hereunder, (ii) is now or hereafter becomes publicly known other than through acts or omissions of the receiving Party, (iii) is disclosed to the receiving Party by a third party under no obligation of confidentiality to the disclosing Party, or (iv) is independently developed by the receiving Party without reference to the Confidential Information of the disclosing Party.

3.2

Notwithstanding the provisions of Section 3.1, each Party may use or disclose Confidential Information in exercising its rights hereunder or fulfilling its obligations and duties hereunder and in prosecuting or maintaining any proprietary rights, prosecuting or defending any legal action, complying with applicable governmental regulations, and submitting information to tax or other governmental authorities, provided that, if the Party is required by law to make any disclosures of Confidential Information of the other, to the extent it may legally do so, the Party will give reasonable advance notice to the other of such disclosure, limit the disclosure to only the minimum information necessary, and will use its reasonable efforts to secure confidential treatment of Confidential Information prior to its disclosure (whether through protective orders or otherwise).

4	TERM & TERMINATION

The initial Term of the Agreement will be three (3) years from the Effective Date. The Term may be extended by mutual written consent of both parties. The Agreement may be terminated by either party, within the initial Term, by giving the other party 3 months’ notice. Expiration or termination of this Agreement shall be without prejudice to any right or obligation accruing prior to such expiration or termination. For the avoidance of doubt, any IPA conceived or created by Mir after the expiration or termination of this Agreement shall not be subject to this Agreement.

5	ASSIGNABILITY

5.1	This Agreement, and any obligation or benefit arising hereunder, will not be assignable by either Party to any third party without the prior written consent of the other Party.

5.2

No permitted assignment of this Agreement will be valid and effective unless and until the assignee agrees in writing to be bound by the provisions of this Agreement. Any other attempt to transfer or assign will be void.

5.3	The terms and conditions of this Agreement will be binding on and inure to the benefit of the permitted successors and assigns of the Parties unless otherwise specified herein.

5.4	Upon a permitted assignment of this Agreement by a Party, all references herein to such Party will be deemed a reference to the assignee.

6	DISPUTE RESOLUTION

6.1

To the extent state law is applicable, this Agreement will be interpreted and construed in accordance with the laws of the state of California without regard to conflict of laws principles or to which party drafted particular provisions of this Agreement.

6.2

Any dispute or controversy relating to the inventorship or ownership, of any intellectual property rights will be submitted to a court of competent jurisdiction in the country or regional authority in which such intellectual property rights were granted or arose. In the United States of America (USA), the court of competent jurisdiction for patents and trademarks will be a federal court.

6.3	All disputes will be conducted in the English language, and the English original version of this Agreement (if subsequently translated) will be considered the only legal version.

6.4

For actions which fall outside of the arbitration provisions of Section 6.5, venue will be within Santa Clara County in the state of California, USA, and the Parties agree to personal jurisdiction of the courts within Santa Clara County.

6.5

Subject to Section 6.2, any dispute arising out of or relating in any way to this Agreement and/or the relationship between the Parties, including without limitation, claims for breach of contract, will be submitted to binding arbitration. By agreeing to arbitrate, the Parties are agreeing to waive their right to a jury trial. The arbitration will be conducted in accordance with this Agreement, the Federal Arbitration Act, and the JAMS Comprehensive Arbitration Rules & Procedures as in effect on the date of this Agreement (the “JAMS Rules”). In the event of a conflict, the provisions of the JAMS Rules will control, except where those JAMS Rules conflict with this Agreement, in which case this Agreement will control. The arbitration will be conducted before a three-arbitrator panel (the “Panel”), regardless of the size of the dispute, to be selected as provided in the JAMS Rules. Each arbitrator will be a former state or federal judge with at least five years of judicial experience. The arbitration will be commenced and held in Santa Clara County, California. Any issue concerning the location of the arbitration, the extent to which any dispute is subject to arbitration, the applicability, interpretation, or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, and any discovery disputes, will be resolved by the Panel. No potential arbitrator may serve unless he or she has agreed in writing to be bound by these procedures. Each Party will, upon the written request of the other Party, promptly provide the other with copies of all documents on which the producing Party may rely in support of or in opposition to any claim or defense and a report of any expert whom the producing Party may call as a witness in the arbitration hearing. At the request of a Party, and upon the showing of good cause, the Panel will have the discretion to order production by the other Party or by a third party of other documents relevant to any claim or defense. Each Party will be entitled to take a maximum of three depositions, plus depositions of all experts designated to be witnesses at the arbitration. The depositions will be limited to a maximum of six hours per deposition. All objections are reserved for the arbitration hearing, except for objections based on privilege and proprietary or confidential information. The Panel upon a showing of good cause may order additional depositions or deposition hours. All aspects of the arbitration will be treated as confidential and neither the Parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a Party will give written notice to all other parties and will afford such parties a reasonable opportunity to protect their interests. The result of the arbitration will be binding on the Parties and judgment on the Panel’s award may be entered in any court having jurisdiction. Nothing in this Section 6.5 will affect any Party’s ability to seek from a court temporary or interim injunctive or equitable relief to protect a Party’s rights under this Agreement or otherwise. Each Party will share equally the cost of the arbitration filing and hearing fees, the cost of an independent expert retained by the Panel, the cost of the Panel, and administrative fees of JAMS. Each Party will bear its own costs including its attorney and witness fees and associated costs and expenses. The Parties intend that these provisions will be valid, binding, enforceable, exclusive and irrevocable and will survive any termination of this Agreement. BY SIGNING THIS AGREEMENT, THE PARTIES ARE AGREEING TO HAVE ANY ISSUE ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE RELATIONSHIP BETWEEN THE PARTIES DECIDED IN ARBITRATION, AND THE PARTIES ARE GIVING UP THEIR RIGHT TO A JURY OR COURT TRIAL.

7	LIMITATION OF LIABILITY

7.1 NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE HEREUNDER (INCLUDING FOR ANY LIABILITY FOR ANY ACTS OR OMISSIONS OF ITS EMPLOYEES, AGENTS OR SUBCONTRACTORS) FOR ANY INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES, EVEN IF ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM OF ACTION THROUGH WHICH SUCH DAMAGES ARE SOUGHT.

8	SURVIVAL

Upon termination of this Agreement: (i) section 2.1 shall survive for a period of six months, and (ii) sections 3, 6, 7, 8, and 9 shall survive indefinitely.

9	MISCELLANEOUS

9.1

This Agreement embodies the entire understanding of the Parties and supersedes all previous communications, representations or understandings between the Parties, either oral or written, relating to the subject matter hereof.

9.2	Headings are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.3	No amendment or modification of this Agreement is valid or binding on the Parties unless made in writing and signed on behalf of each Party.

9.4	No waiver by either Party of any default of this Agreement will be deemed a waiver of any subsequent or similar default.

9.5

In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if the invalid, illegal or unenforceable provisions had never been contained in it.

9.6	None of the provisions of this Agreement is intended to create any form of joint venture between the Parties, rights in third parties, or rights that are enforceable by any third party.

9.7

All notices, requests, consents, claims, demands, waivers, and other communications hereunder will be in writing and will be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses provided for notice on the signature page (or at such other address for a party as will be specified in a notice given in accordance with this Section 8.7).

9.8

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

This Agreement will be binding on the Parties as of the Effective Date when signed below on behalf of each Party.

IN WITNESS WHEREOF, both Parties have executed this Agreement by their respective and duly authorized representatives.

Mir A. Imran	Rani Therapeutics, LLC
By:

Mir A. Imran	/s/ Svai Sanford
Signature	Signature

Svai Sanford
Printed Name

Chief Financial Officer
Title

Addresses for notice under Section 8.7:

Mir A. Imran 12894 Brendel Dr. Los Altos, CA 94022	Rani Therapeutics, LLC Attn: Legal Department 2051 Ringwood Ave. San Jose, CA 95131